Exhibit 23.3

Consent of Independent Auditors

Retrophin, Inc.

New York, NY

We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statement of Retrophin, Inc. on Form S-3 (Registration No. 333-198648) and to the incorporation by reference in this Registration Statement on Form S-3 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of Retrophin, Inc. for the registration of shares of its common stock with an aggregate offering price not to exceed $25,000,000, of our report dated August 14, 2014, relating to the statement of revenues and direct expenses for the Thiola product line of Mission Pharmacal Company for the year ended December 31, 2013 appearing in the Company’s Current Report on Form 8-K/A filed on August 14, 2014.

We also consent to the reference to us under the caption “Experts” in the Prospectus, which is part of the Registration Statement of Retrophin, Inc. on Form S-3 (Registration No. 333-198648).

/s/ BDO USA, LLP

New York, New York

March 18, 2015